    As filed with the Securities and Exchange Commission on
             August 21, 1996.  File No. 333-02965
=================================================================



               SECURITIES AND EXCHANGE COMMISSION
                   Washington, D. C.  20549

                       -----------------

                       AMENDMENT NO. 1 TO
                            FORM S-3
                     REGISTRATION STATEMENT
                UNDER THE SECURITIES ACT OF 1933

   SOUTHERN UNION COMPANY          Delaware         75-0571592
(Exact name of Registrant as   (State or other   (I.R.S. Employer
 specified in its Charter)      Jurisdiction of   Identification
                                 Incorporation        Number)
                                or Organization)


                    504 Lavaca Street, Suite 800
                        Austin, Texas 78701
                          (512) 477-5852
                  (Address, including zip code, and
                telephone number, including area code,
          of each registrant's principal executive offices)

                           -------------

     Dennis K. Morgan, Esq.                 With a copy to:
Vice President - Legal and Secretary    Stephen A. Bouchard, Esq.
    SOUTHERN UNION COMPANY           Fleischman and Walsh, L.L.P.
 504 Lavaca Street, Suite 800        1400 Sixteenth Street, N.W.,
    Austin, Texas  78701                      Suite 600
       (512) 477-5852                   Washington, D.C. 20036
                                             (202) 939-7911
(Name, address, including zip code,
  and telephone number, including
  area code, of agent for service
       for each registrant)

                         ------------


  Approximate Date of Commencement of Proposed Sale to Public:
     As soon as practicable after the effective date of the
                    Registration Statement.

                         ------------

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: [X]

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment that specifically states that this Registration Statement shall there-after become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

=================================================================

PROSPECTUS
- ----------


                      SOUTHERN UNION COMPANY
                      Shares of Common Stock
              Offered by Stockholders Enrolled in the
                     Stock Dividend Sale Plan
                            ----------

The Stock Dividend Sale Plan (the "Plan") of Southern Union Com-pany (the "Company") provides eligible owners of common stock, $1.00 par value per share, of the Company (the "Common Stock") with a convenient and economical method of selling shares received as Eligible Stock Dividends (as defined below) for cash. Under the Plan, Eligible Stock Dividends distributed by the Com-pany to stockholders participating in the Plan ("Participants"), to the extent of such participation, will be offered for sale by the Plan Broker (as defined below) through the facilities of the New York Stock Exchange (the "NYSE"), the over-the-counter market or through privately negotiated transactions. See "Plan of Dis-tribution."

This prospectus (the "Prospectus") relates to the shares of Com-mon Stock offered for sale under the Plan and should be retained for future reference. The Common Stock is traded on the NYSE under the symbol "SUG."

A glossary of certain capitalized terms used herein appears on subsequent pages.


                          ----------


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COM-MISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         ----------


        The date of this Prospectus is August 21, 1996.

                    AVAILABLE INFORMATION

The Company has filed with the Securities and Exchange Commission (the "SEC") a registration statement, of which this Prospectus constitutes a part, on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock offered by this Prospectus. This Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Reference is made to such Registration Statement and to the exhibits filed therewith or incorporated therein by reference thereto for further information with respect to the Company and the Common Stock. Statements contained herein concerning the provisions of any document filed as an exhibit to the Registra-tion Statement or otherwise filed with the SEC or incorporated by reference herein are not necessarily complete, and, in each instance, reference is made to the copy of such document so filed for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information concerning the Company may be inspected and copied at prescribed rates at the SEC's Public Reference Room, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the following Regional Offices of the SEC: 7 World Trade Center, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511. Such reports, proxy statements and other information may also be inspected at the offices of the NYSE, on which the Common Stock is listed, at 20 Broad Street, New York, New York 10005.

         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by the Company (File No. 1-6407) with the SEC pursuant to the Exchange Act are incorporated by reference herein and are made a part hereof by such reference:

1.  Annual Report on Form 10-K for the fiscal year ended June 30,
    1995 (the "1995 Form 10-K").

2.  Quarterly Reports on Form 10-Q for the quarters ended
    September 30, 1995, December 31, 1995 and March 31, 1996.

All documents filed by Southern Union pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein or in any supple-ment hereto shall be deemed to be modified or superseded for pur-poses of such document to the extent that a statement contained herein or therein (or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein or therein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modi-fied or superseded, to constitute a part of this Prospectus or any supplement hereto.

The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference, other than exhibits to such documents. Such requests should be directed to George E. Yankowski, Treasurer and Director of Investor Relations, Southern Union Company, at 504 Lavaca Street, Suite 800, Austin, Texas 78701, telephone (512) 477-5852.

                         THE COMPANY

The Company's principal line of business is the distribution of natural gas as a public utility through two divisions, Southern Union Gas Company and Missouri Gas Energy. Southern Union Gas Company serves approximately 497,000 residential, commercial, industrial, agricultural and other customers in Texas (including the cities of Austin, Brownsville, El Paso, Galveston and Port Arthur). Missouri Gas Energy, acquired on January 31, 1994, serves approximately 471,000 customers in central and western Missouri (including the cities of Kansas City, St. Joseph, Joplin and Monett).

The Company was incorporated under the laws of the State of Dela-ware in 1932. The Company's corporate headquarters are located at 504 Lavaca Street, Suite 800, Austin, Texas 78701, and its telephone number is (512) 477-5852.

                  DESCRIPTION OF THE PLAN

Purpose

The Plan was established in order to provide Participants with a convenient and economical method of selling for cash shares received as Eligible Stock Dividends without paying any brokerage commission or service charge from the Company, the Plan Adminis-trator or the Plan Broker.

Beneficial Owners who participate in the Plan through a Partici-pating Broker may incur certain costs and/or fees charged by such Participating Broker and which are neither charged by, nor in the control of, the Company, the Plan Administrator or the Plan Broker. See "- Costs and Expenses."

The Company reserves the right to modify, suspend or terminate participation in the Plan by otherwise eligible holders of Common
Stock in order to eliminate practices which are not consistent with the purpose of the Plan.

Administration

A plan administrator (the "Plan Administrator") will administer the Plan, keep records, prepare and distribute statements of account ("Plan Statements") and perform certain other duties related to the Plan. The First National Bank of Boston, the Com-pany's stock transfer agent and registrar, currently serves as the Plan Administrator. Shares of Common Stock subject to the terms of the Plan ("Plan Shares") will be maintained in separate accounts (each, a "Plan Account") by or through the Plan Adminis-trator on behalf of Participants until such Plan Account or the Plan is terminated. See "-Plan Accounts."

Eligible Stock Dividends paid on Plan Shares will be sold by a selling agent (the "Plan Broker") selected by the Company and the Plan Administrator.

Eligibility

Two types of stockholders are eligible to be "Participants": (a) stockholders whose shares of Common Stock are registered on the stock transfer book of the Company in their own names, including brokers, banks and other nominees ("Registered Owners") and (b) stockholders who beneficially own shares of Common Stock that are registered in a name other than their own (i.e., in the name of a broker, bank or other nominee) ("Beneficial Owners"). Beneficial Owners participate as such only through a "Participating Broker." See "Enrollment Procedures -- Beneficial Owners" below.

Participation in the Plan is voluntary. Holders of Common Stock who do not choose to participate in the Plan will continue to receive any dividends paid on the Common Stock, as declared, in the usual manner.

Stockholders who reside in jurisdictions in which it is unlawful for the Company to permit their participation are not eligible to participate in the Plan.

Enrollment Procedures

Registered Owners. After being furnished with a copy of this Prospectus, any Registered Owner may participate directly in the Plan by properly completing and delivering an Enrollment Form to the Plan Administrator which designates the number of shares owned in the stockholder's name that the stockholder wishes to become Plan Shares. If the Registered Owner designates as Plan Shares fewer than the total number of shares registered in his or her name on the stock transfer book of the Company, a Plan Account for such Plan Shares and a separate account for the remaining shares will be established. A Registered Owner wishing to enroll as Plan Shares fewer than the total number of shares he or she holds in certificated form must deliver such certificates to the Plan Administrator at the time he or she submits an Enrollment Form. Such certificates will be canceled and reissued to the Registered Owner as two certificates, one corre-sponding to the number of Plan Shares and the other for the remainder. If share certificates are mailed, a shareholder should use insured registered mail or a nationally-known over-night delivery service. Once enrolled in the Plan, Registered Owners will remain enrolled without further action on their part.

An Enrollment Form directs the Plan Broker to sell all Eligible Stock Dividends paid by the Company on the Registered Owner's Plan Shares until the Registered Owner terminates participation or the Plan is terminated. An Enrollment Form also directs the Plan Administrator to credit any stock dividends not deemed Eligible Stock Dividends (i.e., stock splits, whether or not paid in the form of stock dividends ("Stock Splits")) to the Regis-tered Owner's Plan Account, but only with respect to the Plan Shares held in the Plan Account. Accordingly, all shares of Com-mon Stock paid on Plan Shares of Registered Owners pursuant to a Stock Split will not be sold, but rather, automatically will become additional Plan Shares subject to the Plan's Eligible Stock Dividend sale provisions. All Stock Splits and Eligible Stock Dividends paid on shares owned by a Registered Owner outside of a Plan Account will not become additional Plan Shares (unless proper enrollment instructions subsequently are received by the Plan Administrator), but rather, will be distributed to the Registered Owner in the usual manner.

Beneficial Owners. A Beneficial Owner may participate in the Plan only if his or her broker, bank or other nominee is a Par-ticipant (a "Participating Broker"). Alternatively, a Beneficial Owner may participate directly in the Plan by first becoming a Registered Owner and then properly completing and delivering an Enrollment Form to the Plan Administrator. A broker, bank, or other nominee may enroll as a Participating Broker by properly completing and delivering a Broker Enrollment Form to the Plan Administrator which designates the number of shares to be enrolled as Plan Shares. Participating Brokers will be responsi-ble for indicating on the Broker Enrollment Form the shares registered in its name and/or on behalf of Beneficial Owners to be enrolled as Plan Shares. Accordingly, the Company, the Plan Administrator and the Plan Broker will not assume responsibility for ensuring that shares of Beneficial Owners are enrolled as Plan Shares with respect to any Eligible Stock Dividend.

A Broker Enrollment Form directs the Plan Broker to sell all Eligible Stock Dividends paid by the Company on those Plan Shares designated by the Participating Broker only with respect to the next Eligible Stock Dividend. Accordingly, a properly completed Broker Enrollment Form must be received by the Plan Administrator each time the Participating Broker wishes the Plan Broker to sell shares received pursuant to an Eligible Stock Dividend. Shares distributed pursuant to Stock Splits will not be credited to the Plan Accounts of Participating Brokers unless proper enrollment instructions are received by the Plan Administrator with respect to the next Eligible Stock Dividend.

Participants in Direct Common Stock Purchase Plan. Participants in the Company's Direct Common Stock Purchase Plan hold their shares under such plan as Registered Owners and, therefore, may arrange to have all or some of such shares transferred into a Plan Account and become subject to the terms of the Plan by properly completing an Enrollment Form with respect to such shares and delivering it to the Plan Administrator.

A stockholder who owns shares both as a Registered Owner and a Beneficial Owner may participate in the Plan with respect to shares owned in either or both capacities, provided the stock-holder (and his or her Participating Broker, to the extent applicable) follows the applicable enrollment procedures for each form of ownership.

Forms. Enrollment Forms and Broker Enrollment Forms are avail-able upon request from the Plan Administrator and the Company. When completing an Enrollment Form or Broker Enrollment Form, Registered Owners and Participating Brokers should sign exactly as their names appear on the Company's stock transfer book or the stock certificate(s) representing the share(s) of Common Stock registered in their names. Completed Enrollment Forms and Broker Enrollment Forms should be mailed or otherwise delivered to the Plan Administrator at the address set forth below under the caption "-Plan Inquiries." Improperly completed or incomplete Enrollment Forms or Broker Enrollment Forms received by the Plan Administrator will be returned and will not be processed.

Voluntary Termination

A Participant who is the Registered Owner of his or her Plan Shares may terminate participation in the Plan either (i) by returning a properly completed Termination Form to the Plan Administrator, indicating the number of shares the Registered Owner wishes transferred out of his or her Plan Account, or (ii) by providing signed written termination instructions to the Plan Administrator. In addition, the sale by a Registered Owner of any shares held in his or her Plan Account will result in auto-matic termination of participation in the Plan with respect to such shares sold. The Plan Administrator, as soon as prac-ticable, will process termination requests and will transfer the designated shares out of the Registered Owner's Plan Account. Beneficial Owners participating in the Plan through a Partici-pating Broker must proceed through such Participating Broker to terminate participation in the Plan. Participation in the Plan by a Participating Broker will be terminated automatically after the payment and sale of each Eligible Stock Dividend. Termina-tion Forms are available on request from the Plan Administrator or the Company (see "-Plan Inquiries" below).

Effective Date of Enrollment or Termination


The Plan Administrator will process Enrollment Forms, Broker Enrollment Forms and Termination Forms as soon as practicable upon receipt. An enrolling or terminating stockholder will be deemed to be enrolled in or terminated from the Plan only after the Plan Administrator has accepted and processed the appropriate form.

In order for Registered Owners to initiate or terminate partici-pation in the Plan with respect to the payment of a particular Eligible Stock Dividend, an Enrollment Form or Plan Termination Form, as appropriate, must be received from such Participant and be accepted by the Plan Administrator prior to the record date for such Eligible Stock Dividend, as designated by the Company's Board of Directors. In order for Participating Brokers to initiate participation in the Plan with respect to the payment of a particular Eligible Stock Dividend, a Broker Enrollment Form must be received from such Participating Broker and be accepted by the Plan Administrator no later than the second business day immediately following the record date for such Eligible Stock Dividend, as designated by the Company's Board of Directors, and must include information as of such record date. Enrollment Forms and other correspondence relating to Plan participation by Registered Owners received on or after the record date will be processed as soon as practicable and shall be effective prior to the payment of the next Eligible Stock Dividend. Broker Enroll-ment Forms relating to Plan participation of Beneficial Owners received after the due date will be returned and will not be pro-cessed. Participating Brokers will be responsible for completing the Broker Enrollment Form on behalf of Beneficial Owners wishing to participate in the Plan with respect to each Eligible Stock Dividend. Participation in the Plan by a Participating Broker will be terminated automatically after the payment and sale of each Eligible Stock Dividend. See "-Enrollment Procedures -- Beneficial Owners" above.

Eligible Stock Dividends

Only Eligible Stock Dividends will be sold under the Plan on be-half of Participants. Eligible Stock Dividends include only regular stock dividends paid by the Company on shares of Common Stock. Currently, the Company's policy is to pay a regular stock dividend of approximately 5% each year. See "Dividend Record." All shares of Common Stock paid on Plan Shares of Registered Owners pursuant to a Stock Split will not be sold, but rather, automatically will become additional Plan Shares subject to the Plan's Eligible Stock Dividend sale provisions. All Stock Splits and Eligible Stock Dividends paid on shares owned by a Registered Owner outside of a Plan Account will not become additional Plan Shares (unless proper enrollment instructions subsequently are received by the Plan Administrator), but rather, will be dis-tributed to the Registered Owner in the usual manner. Shares distributed pursuant to Stock Splits will not be credited to the Plan Accounts of Participating Brokers unless proper enrollment instructions are received by the Plan Administrator with respect to the next Eligible Stock Dividend.

In no event will the Plan Broker sell any Plan Shares on behalf of any Participant.

Plan Accounts

As part of the enrollment process, the Plan Administrator will establish for each Participant who is a Registered Owner, a sepa-rate Plan Account containing each Registered Owner's Plan Shares. Once a Registered Owner is a Participant, he or she may transfer additional shares he or she owns as a Registered Owner into his or her Plan Account by properly completing and delivering to the Plan Administrator additional Enrollment Forms.

The Plan Administrator also will establish a separate Plan Account for each Participating Broker containing Plan Shares of such Participating Broker and Beneficial Owners from whom it has received enrollment instructions. The Participating Broker's Plan Account will contain the number of Plan Shares so designated by the Participating Broker on its Broker Enrollment Form.

Plan Accounts of Registered Owners will remain open until termi-nated at the request of such Participant or until the Plan is terminated. Plan Accounts of Participating Brokers will be ter-minated after the payment and sale of each Eligible Stock Divi-dend.

If a stockholder chooses to participate as both a Registered Owner and a Beneficial Owner, his or her Plan Shares will be held in two separate accounts -- an individual Plan Account (for shares owned as a Registered Owner) and his or her Participating Broker's Plan Account (for shares owned as a Beneficial Owner).

Costs and Expenses

The Company will pay all costs of administration of the Plan, in-cluding the sale of Eligible Stock Dividends. Beneficial Owners who participate in the Plan through a Participating Broker may incur certain costs and/or fees charged by such Participating Broker and which are neither charged by, nor in the control of, the Company, the Plan Administrator or the Plan Broker. Parti-cipants will be responsible for paying any transfer taxes appli-cable to sales of Eligible Stock Dividends under the Plan.

Voting Rights

Participants who are Registered Owners of their Plan Shares will receive proxy materials for each meeting of the Company's stock-holders that will enable them to vote their Plan Shares. If a Participant so desires, he or she may vote his or her shares, including all Plan Shares held in his or her Plan Account, in person at the stockholders' meeting. Participants who are Bene-ficial Owners of their Plan Shares will continue to receive proxy materials through their Participating Brokers.

Plan Statements

The Company currently anticipates that each Participant who is the Registered Owner of his or her Plan Shares will receive a Plan Statement after each transaction with respect to his or her Plan Account and an annual Plan Statement, dated on or about December 31 of each calendar year, provided there is activity in the Plan Account during such calendar year. Each Plan Statement will set forth, with respect to the Participant's Plan Account during the calendar year: (i) the number of shares of Common Stock distributed by the Company as Eligible Stock Dividends received and sold by the Plan; (ii) the number of Plan Shares held in the Plan Account; and (iii) changes to the number of Plan Shares. Each Participating Broker will receive a similar Plan Statement setting forth the information above with respect to transactions made on its behalf under the Plan during the year. No Plan Statement will be provided to Beneficial Owners by the Company or the Plan Administrator. Beneficial Owners should con-tact their Participating Brokers for such information. Forms 1099-B, to the extent required, will be included with checks delivered to Participants representing the net proceeds from sales made on their behalf under the Plan.

Amendment or Termination of the Plan

In its sole discretion, the Company may amend, suspend or termi-nate the Plan at any time, in whole or part, or with respect to Participants in one or more jurisdictions. Notice of such amend-ment, suspension, or termination will be sent to all effected Participants and will be effective as of the date set forth in such notice.

The Company and the Plan Administrator reserve the right to ter-minate the participation of any Participant after advance written notice to such Participant at the most recent address appearing on the Plan Administrator's records. Participants are responsi-ble for notifying the Plan Administrator of any changes in their mailing address.

Plan Inquiries

Questions regarding the Plan, as well as written requests for Prospectuses, Enrollment Forms, Broker Enrollment Forms and Ter-mination Forms, should be directed to the Plan Administrator at:

      The First National Bank of Boston
      Post Office Box 1889
      Boston, Massachusetts  02105

or, in the case of overnight deliveries, to the Plan Administra-tor at:

      The First National Bank of Boston
      Mail Stop 45-02-53
      150 Royall Street
      Canton, Massachusetts  02021

or call (800) 736-3001, on business days between 9:00 a.m. and 4:00 p.m. Eastern time.

Written requests for Prospectuses, Enrollment Forms, Broker
Enrollment Forms and Termination Forms, may also be directed to the Company at:

      Attention:  Investor Relations Department
      504 Lavaca Street, Suite 800
      Austin, Texas  78701
      (512) 477-5852

Enrollment Forms, Broker Enrollment Forms, Termination Forms and other written notices used by Participants after the date of this Prospectus to communicate with the Plan Administrator, which materials were acceptable to the Plan Administrator prior to the date of this Prospectus, will continue to be accepted by the Plan Administrator, in its discretion, and Participants whose materials are so accepted will be deemed to have elected to par-ticipate in the Plan as in effect on the date such materials were received by the Plan Administrator.

                       DIVIDEND RECORD

Since 1990, the Company has followed the policy of reinvesting earnings in the business and has not paid any cash dividends.
The Company's Board of Directors currently intends to continue this policy of retaining earnings for the operation and expansion of the Company's business. On February 11, 1994, the Board of Directors of the Company approved commencement of regular stock dividends of approximately five percent (5%) annually.

In accordance with such policy, on each of May 25, 1994, and November 7, 1995, the Board of Directors declared a five percent (5%) regular stock dividend, which regular stock dividends were distributed on June 30, 1994, and November 27, 1995, respec-tively. As discussed under the caption "Description of the Plan
- - Eligible Stock Dividends," regular stock dividends are eligible for the Plan's Eligible Stock Dividend sale provisions. In addi-tion, on February 11, 1994, the Company's Board of Directors declared a three-for-two Stock Split of the Common Stock that was distributed in the form of a 50% stock dividend on March 9, 1994, to stockholders of record on February 23, 1994, and on February 12, 1996, the Company's Board of Directors declared a four-for-three Stock Split of the Common Stock, which was dis-tributed as a 33 % stock dividend on March 11, 1996, to stock-holders of record as of February 23, 1996. As discussed under the caption "Description of the Plan - Eligible Stock Dividends," Common Stock distributed as the result of a Stock Split, whether or not paid in the form of a stock dividend, are not saleable under the Plan. No other dividends have been paid by the Company in the past five years.

The Company currently anticipates that, subject to review from time to time in light of then-current circumstances, it will con-tinue this practice of declaring and paying regular stock divi-dends on its Common Stock. Future dividend policy will be determined by the Board of Directors based upon conditions then existing, including the Company's earnings and financial condi-tion, capital requirements and other relevant factors.

Under the provisions of the Company's debt agreements, the Com-pany's total debt capacity and right to pay cash dividends are limited. See "Management's Discussion and Analysis of Financial Condition and Results of Operations", set forth in item 7 of the 1995 Form 10-K.

                    PLAN OF DISTRIBUTION

All shares of Common Stock issued pursuant to an Eligible Stock Dividend on Plan Shares will be sold by the Plan Broker com-mencing no earlier than five trading days prior to the payment date for such Eligible Stock Dividend. The Plan Broker will receive a commission, paid by the Company.

The Plan Broker will offer to sell the number of shares of Common Stock paid as an Eligible Stock Dividend on the Plan Shares, cal-culated as of the dividend record date declared by the Company's Board of Directors. Such shares will be offered and sold to the public (through the facilities of the NYSE or the over-the-counter market) or through privately negotiated transactions, including sales to the Company's Direct Common Stock Purchase Plan. Shares sold through the NYSE or the over-the-counter mar-ket shall be sold at the prevailing market price for Common Stock. Shares sold through privately negotiated transactions, other than sales to the Company's Direct Common Stock Purchase Plan, will be sold at the prices negotiated therefor at the dis-cretion of the Plan Broker. Shares sold to the Company's Direct Common Stock Purchase Plan shall be sold at a price equal to (i) the average of the high and low price quotations for the Common Stock on the NYSE on the day such a sale is consummated or, (ii) if the sale is consummated on a day on which the Common Stock does not trade on the NYSE, the average of the high and low price quotations for the Common Stock on the NYSE on the last day that the Common Stock was traded immediately prior to the day on which such sale is consummated. Cash proceeds from the sale by the Plan of Eligible Stock Dividends, payable by check, shall be dis-tributed pro rata to Registered Owners and Participating Brokers based upon the number of shares of Common Stock held in the Plan Accounts by such Participants as of the record date for such Eligible Stock Dividend. Such proceeds will not be distributed until all such shares of Common Stock to be sold by the Plan are so sold.

Participating Brokers will be responsible for distributing cash proceeds from the sales of Eligible Stock Dividends to Beneficial Owners. Accordingly, the Company, the Plan Administrator and the Plan Broker will not assume responsibility for ensuring that such proceeds are properly distributed to Beneficial Owners.

  FEDERAL INCOME TAX TREATMENT OF ELIGIBLE STOCK DIVIDENDS SOLD

Under current federal income tax laws, stockholders participating in the Plan will be treated as having received a stock dividend with respect to all Eligible Stock Dividends. Accordingly, such Participants will be required to allocate the tax basis of their previously acquired Common Stock proportionately between the previously acquired Common Stock and the shares distributed as an Eligible Stock Dividend. Upon the sale of the shares received as Eligible Stock Dividends, if the net sales price for the Eligible Stock Dividend shares exceeds or is less than the allocated tax basis of such shares, the selling stockholder will recognize a gain or loss for tax purposes. Such gain or loss will be capital in nature if such shares are capital assets in the hands of the Participant and applicable holding period requirements are met.

For further information as to the tax consequences to Partici-pants, including state, local and foreign tax consequences, Par-ticipants should consult with their own tax advisors. The foregoing discussion is based on federal tax laws as in effect as of the date of this Prospectus. Participants should consult their tax advisors with respect to the impact of any future legislative proposals or legislation enacted after the date of this Prospectus.

                      VALIDITY OF SECURITIES

The validity of the securities offered hereby will be passed upon for the Company by Fleischman and Walsh, L.L.P., Washington,
D. C. Aaron I. Fleischman, Senior Partner of Fleischman and Walsh, L.L.P., is a director of the Company. Mr. Fleischman, Fleischman and Walsh, L.L.P., and other attorneys in that firm beneficially own shares of Common Stock that, in the aggregate, represent less than two percent (2%) of the shares of Common Stock outstanding.

                             EXPERTS

The consolidated balance sheets of the Company as of June 30, 1995 and 1994 and the consolidated statements of operations and cash flows for each of the three years in the periods ended June 30, 1995 and 1994 and December 31, 1993 incorporated by reference in this Prospectus have been incorporated herein in reliance on the report, which includes an explanatory paragraph concerning a change in accounting method, of Coopers & Lybrand L.L.P., given on the authority of that firm as experts in accounting and auditing.

                             GLOSSARY

Set forth below are definitions of certain terms used in this
Prospectus:

"Beneficial Owners": stockholders who beneficially own shares of Common Stock that are registered in a name other than their own (i.e., in the name of a broker, bank or other nominee). Benefi-cial Owners may participate in the Plan only through a Partici-pating Broker or by becoming a Registered Owner.

"Common Stock": common stock, par value $1.00 per share, of the Company.

"Company":  Southern Union Company.

"Eligible Stock Dividends": regular stock dividends paid by the Company on shares of Common Stock. Only Eligible Stock Dividends are eligible for sale by the Plan Broker on behalf of Partici-pants.

"NYSE":  New York Stock Exchange.

"Participant": an eligible owner of Common Stock who partici-pates in the Plan.

"Participating Brokers": persons (generally, brokers, banks or other nominees) enrolled in the Plan who are the Registered
Owners of shares of Common Stock held for their own account or on behalf of Beneficial Owners.

"Plan":  the Company's Stock Dividend Sale Plan.

"Plan Account": an account established by the Plan Administrator that contains a Participant's Plan Shares.

"Plan Administrator": the plan administrator who administers the Plan, keeps records, sends Plan Statements to each Participant and performs other duties related to the Plan. The current Plan
Administrator is The First National Bank of Boston.

"Plan Broker": the agent who sells Eligible Stock Dividends paid on Plan Shares on behalf of Participants.

"Plan Shares": all whole and fractional shares of Common Stock that are subject to the terms of the Plan.

"Registered Owners": stockholders whose shares of Common Stock are registered on the stock transfer book of the Company in their own names.

"SEC":  Securities and Exchange Commission.

"Stock Split":  a distribution by the Company of shares of Common
Stock which is not paid as a regular stock dividend (i.e., is not an Eligible Stock Dividend).

- -------------------------------   -------------------------------

No dealer, salesperson or other
individual has been authorized
to give any information or to
make any representations other
than those contained or incor-
porated by reference in this
Prospectus in connection with
the offer made by this
Prospectus and, if given or
made, such information or             SOUTHERN UNION COMPANY
representations must not be
relied upon as having been            Shares of Common Stock
authorized by the Company, the        Offered by Stockholders
Plan Broker or the Plan Admin-         Enrolled in the Stock
istrator.  Neither the delivery         Dividend Sale Plan
of this Prospectus nor any sale
made hereunder shall under any
circumstance create an implica-
tion that there has been no
change in the affairs of the
Company subsequent to the date
hereof.  This Prospectus does
not constitute an offer or
solicitation by anyone in any
State in which such offer or               ----------------
solicitation is not authorized
or in which the person making                 PROSPECTUS
such offer or solicitation is
not qualified to do so or to               ----------------
anyone to whom it is unlawful
to make such offer or solicita-
tion.

     -----------------






     TABLE OF CONTENTS

                           Page
                           ----

Available Information.....
Incorporation of Certain
  Documents by Reference..
The Company...............
Description of the Plan...
Dividend Report...........
Plan of Distribution......
Federal Income Tax Treat-
  ment of Eligible Stock
  Dividends Sold..........                  August   , 1996
Validity of Securities....                         --
Experts...................
Glossary..................


- -------------------------------   -------------------------------

                            PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

  Securities and Exchange Commission Filing Fee........  $ 2,134
  Plan Administrator Fees and Expenses.................   10,000*
  Printing and Engraving Fees..........................    5,000*
  Legal Fees and Expenses..............................   10,000
  Miscellaneous........................................    2,366*
                                                         -------

     Total.............................................  $30,000*
                                                         =======

- ----------------------
*  Indicates estimate.

Item 15.  Indemnification of Directors and Officers.

Article Fourteenth of the Restated Certificate of Incorporation of the Registrant eliminates personal liability of directors to the fullest extent permitted by Delaware Law. Section 145 of the Delaware Corporation Law provides that a Delaware corporation may indemnify any person against expenses, fines and settlements actually and reasonably incurred by any such person in connection with a threatened, pending or completed action, suit or pro-ceeding in which he is involved by reason of the fact that he is or was a director, officer, employee or agent of such corpora-tion, provided that (i) he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. If the action or suit is by or in the name of the corporation, the corporation may indemnify any such person against expenses actually and reasonably incurred by him in con-nection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been a judged to be liable for negligence or misconduct in the perfor-mance of his duty to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit is brought determines upon application that, despite the adjudication of liability but in the light of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense as the court deems proper.

The Declaration of each Southern Union Trust provides that no Southern Union Trustee, affiliate of any Southern Union Trustee, or any officers, directors, shareholders, members, partners, employees, representatives or agents of any Southern Union Trustee, or any employee or agent of such Southern Union Trust or its affiliates (each an "Indemnified Person") shall be liable, responsible or accountable in damages or otherwise to such Southern Union Trust or any employee or agent of the trust or its affiliates for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Indemnified Per-son in good faith on behalf of such Southern Union Trust and in a manner such Indemnified Person reasonably believed to be within the scope of the authority conferred on such Indemnified Person by such Declaration or by law, except that an Indemnified Person shall be liable for any such loss, damage or claim incurred by reason of such Indemnified Person's gross negligence or willful misconduct with respect to such acts or omissions. The Declara-tion of each Southern Union Trust also provides that to the fullest extent permitted by applicable law, the Registrant shall indemnify and hold harmless each Indemnified Person from and against any loss, damage or claim incurred by such Indemnified Person by reason of any act or omission performed or omitted by such Indemnified Person in good faith on behalf of such Southern Union Trust and in a manner such Indemnified Person reasonably believed to be within the scope of authority conferred on such Indemnified Person by such Declaration, except that no Indemni-fied Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Indemnified Person by rea-son of gross negligence or willful misconduct with respect to such acts or omissions. The Declaration of each Southern Union Trust further provides that, to the fullest extent permitted by applicable law, expenses (including legal fees) incurred by an Indemnified Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Registrant prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by or an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be determined that the Indemnified Person is not entitled to be indemnified for the underlying cause of action as autho-rized by such Declaration.

The directors and officers of the Registrant and the Regular Trustees are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), which might be incurred by them in such capacities and against which they cannot be indemnified by the Registrant or the Southern Union Trusts.

Item 16.  Exhibits.

Exhibits set forth below are provided as part of this electronic transmission.

  (5) - Opinion of Fleischman and Walsh, L.L.P. regarding the validity of the Securities (including consent).
  (23)(a) - Consent of Coopers & Lybrand L.L.P.
  (23)(b) - Consent of Fleischman and Walsh, L.L.P. (included in
            Exhibit 5 hereto.)
  (24)    - Power of Attorney

Item 17.  Undertaking.

The Registrant hereby undertakes that, for purposes of deter-mining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registra-tion Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and con-trolling persons of the Registrant pursuant to the foregoing provisions (other than the insurance policies referred to therein), or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of their counsel the matter has been settled by con-trolling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
     Statement

     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

     (iii) to include any material information with respect to the Plan of Distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that the undertakings set forth in para-graphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                          SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on August 21, 1996.


                               SOUTHERN UNION COMPANY


                               By   RONALD J. ENDRES
                                  ---------------------
                                    Ronald J. Endres
                                    Executive Vice President
                                    and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on August 21, 1996.

       Signature/Name                    Title
       --------------                    -----
GEORGE L. LINDEMANN*           Chairman of the Board, Chief
                               Executive Officer and Director

JOHN E. BRENNAN*               Director

FRANK W. DENIUS*               Director

AARON I. FLEISCHMAN*           Director

KURT A. GITTER, M.D.*          Director

PETER H. KELLEY*               Director

ADAM M. LINDEMANN*             Director

ROGER J. PEARSON*              Director

GEORGE ROUNTREE, III*          Director

DAN K. WASSONG*                Director

RONALD J. ENDRES               Executive Vice President and Chief
- ----------------               Financial Officer
Ronald J. Endres

DAVID J. KVAPIL                Vice President and Controller
- ---------------                (Principal Accounting Officer)
David J. Kvapil



*By  RONALD J. ENDRES
    ------------------
     Ronald J. Endres
     Attorney-in-fact

                           EXHIBIT INDEX

Exhibit
Number                        Description
- -------   -------------------------------------------------------

  3(a)    Restated Certificate of Incorporation of Southern Union
          Company.  (Filed as Exhibit 3(a) to Southern Union's
          Transition Report on Form 10-K for the year ended
          June 30, 1994.)

  3(b)    Southern Union Company Bylaws, as amended.  (Filed as
          Exhibit 3(b) to Southern Union's Transition Report on
          Form 10-K for the year ended June 30, 1994.)

  5 Opinion of Fleischman and Walsh, L.L.P. regarding the validity of the Securities (including consent).

 23(a)    Consent of Coopers & Lybrand L.L.P.

 23(b)    Consent of Fleischman and Walsh, L.L.P. (included in
          Exhibit 5 hereto).

  24      Power of Attorney